KPMG LLP
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN  55402


                          Independent Auditors' Consent


The Board of Directors of Allianz Life Insurance Company of North America and Contract Owners of Allianz Life Variable Account B:


We consent to the use of our report, dated March 30, 2001 on the financial statements of Allianz Life Variable Account B and our report dated January 16, 2001, on the consolidated financial statements of Allianz Life Insurance Company of North America and subsidiaries included herein and to the reference to our Firm under the heading "EXPERTS".

Our report dated January 16, 2001 on the consolidated financial statements of Allianz Life Insurance Company of North America and subsidiaries refers to a change in the method of calculating deferred acquisition costs and future benefit reserves for two-tiered annuities.

                              /S/  KPMG LLP
                              KPMG LLP



Minneapolis, Minnesota
October 26, 2001